UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2012

QUESTCOR PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

California	001-14758	33-0476164
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1300 Kellogg Drive, Suite D, Anaheim, California	92807
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 786-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

Questcor Pharmaceuticals, Inc. (the “Company”) is providing the following update regarding its Medicaid rebate position with respect to the Company’s primary product, H.P. Acthar ® Gel (repository corticotropin injection) (“Acthar”):

As previously disclosed, we currently provide Acthar to Medicaid participants and pay mandatory rebates to state Medicaid programs on the Acthar provided to those patients. Currently, the rebate amount is approximately 100% of the amount we charge our distributor for Acthar.

The government has informed the Company that Acthar is eligible for a lower Medicaid rebate amount. Therefore, the Company is in the process of taking the necessary steps to effect this change. We estimate that it will take approximately 3 – 6 months to implement this change and that the new rebate may become 23.1%. If we ultimately implement this change in the Medicaid rebate amount for Acthar, such change could have a materially positive impact on our financial results.

The foregoing report includes forward-looking statements. There are risks and uncertainties that could cause actual results to differ from the Company’s current expectation. Among these risks and uncertainties are the possibilities that the Company will not be able to effectively implement the steps needed to obtain a Medicaid rebate reduction, or that the financial impact of such a reduction turns out to be lower than anticipated. The Company’s business in general is subject to various risks and uncertainties that it has detailed in the Company’s periodic reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission and available at www.sec.gov. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date of this report.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 4, 2012	QUESTCOR PHARMACEUTICALS, INC.

	By:	/s/ Michael H. Mulroy
Michael H. Mulroy
Senior Vice President, Chief Financial Officer and General Counsel